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         SECOND LICENSING, DEVELOPMENT AND MARKETING AMENDING AGREEMENT



               THIS  AGREEMENT  dated  for  reference  December  5,  2001

BETWEEN:


SEDONA SOFTWARE SOLUTIONS INC., a body corporate, duly incorporated under the laws of the State of Nevada and having an office at 503 - 1755 Robson Street, Vancouver, B.C., V6G 3B7
("Sedona")

OF  THE  FIRST  PART

AND:

MARKATECH INDUSTRIES CORPORATION, a body duly incorporated under the laws of the Province of British Columbia, Canada and having an office at 745 West 42nd Avenue, Vancouver, B.C., V5Z 2N8
("Markatech")

OF  THE  SECOND  PART



WHEREAS:

A. Markatech is the developer and owner of all ownership interest right and title to the Autonet Parking Ticket Violation Management System ("Autonet")

B. Markatech has granted to Sedona the privilege to conduct a review of documentation with regard to Autonet.

C. Markatech has granted Sedona the option to purchase all of Markatech's right title and interest in and to the programs, documentation and know-how.

D. Markatech has agreed to license to Sedona the world-wide exploitation rights to Autonet

E. Markatech has agreed to conduct ongoing development and testing of the programs, hardware, documentation and know-how of the Autonet system in accordance with the terms and conditions set out herein.

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F.     Markatech  has  agreed  to  assist Sedona in the marketing and commercial exploitation  of  the  Autonet  technology.

G. Markatech has agreed to grant to Sedona a time extension of the License Term pursuant to the Licnesing, Development and Marketing Agreement dated February 1, 2001 and the Licensing, Development and Marketing Amending Agreement dated August 14, 2001.

H. Markatech has agreed to grant to Sedona a time extension of the development Program Term pursuant to the Licensing, Development and Marketing Agreement dated February 1, 2001 and the Licensing, Development and Marketing Amending Agreement dated August 14, 2001.


     NOW THEREFORE in consideration of payment of Ten Dollars ($10.00) and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties have agreed that the Licensing, Development and Marketing Agreement dated February 1, 2001 and the and the Licensing, Development and Marketing Amending Agreement dated August 14, 2001 are hereby amended as follows:


The  following  date  is  deleted:
Para.  2.2,  line2,  delete:  "January  1,  2002".

The  following  date  is  added:
Para.  2.2,  line2,  add:  "April  1,  2002".

The  following  date  is  deleted:
Para.  3.2,  line  2,  delete:  "February  1,  2003".

The  following  date  is  added:
Para.  3.2,  line  2,  add:  "June  1,  2003".



ENTIRE  AGREEMENT:

               This Agreement together with the Licensing, Development, and Marketing Agreement dated February 1, 2001 and the Licensing, Development and Marketing Amending Agreement dated August 14, 2001, constitutes the entire agreement to date between the parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties with respect to the subject matter of this Agreement. This document may be executed in counterpart.

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IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above  written

MARKATECH  INDUSTRIES  CORPORATION





per   /s/ Les Scott
      _______________________________
      Les  Scott,  director



SEDONA  SOFTWARE  SOLUTIONS  INC.


Per  /s/ J.E. Cooper
     _______________________________
     J.E.  Cooper,  director